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EXHIBIT 99.4

        Fairfax Financial Holdings (Switzerland) GmbH

Offer to Exchange
Each Registered Ordinary Share

of

Allied World Assurance Company Holdings, AG

for

$23.00 in Cash and Subordinate Voting Shares

of

Fairfax Financial Holdings Limited

Pursuant to the Prospectus, dated May 8, 2017

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M., NEW YORK CITY
TIME, ON JUNE 30, 2017, UNLESS THE OFFER IS EXTENDED.

May 8, 2017

To our Clients:

        Enclosed for your consideration are the prospectus forming part of the registration statement filed on Form F-4, file number 333-216074, dated May 8, 2017 (as it may be amended or supplemented from time to time, the "Prospectus"), and the related letter of transmittal for use in accepting the offer in respect of Allied World shares (as defined below) (as it may be amended or supplemented from time to time, the "Letter of Transmittal," and together with the Prospectus, the "Offer"), in connection with the offer by Fairfax Financial Holdings (Switzerland) GmbH, a limited liability company incorporated under the laws of Switzerland ("FFH Switzerland") and a direct wholly owned subsidiary of 1102952 B.C. Unlimited Liability Company, an unlimited liability company organized under the laws of the province of British Columbia, Canada ("Canada Sub"), which is a direct wholly owned subsidiary of Fairfax Financial Holdings Limited, a corporation incorporated under the laws of Canada ("Fairfax"), to purchase all of the outstanding registered ordinary shares, par value CHF 4.10 per share (the "Allied World shares"), of Allied World Assurance Company Holdings, AG, a corporation limited by shares incorporated under the laws of Switzerland ("Allied World"), in exchange for cash and Fairfax shares (as defined below) upon the terms and subject to the conditions set forth in the Prospectus and the Letter of Transmittal.

        Fairfax, through FFH Switzerland, is offering to exchange each Allied World share validly tendered and not properly withdrawn for the right to receive (i) cash consideration of $23.00, without interest, (ii) fully paid and nonassessable subordinate voting shares of Fairfax ("Fairfax shares") having a value of $14.00 based on the closing price of the Fairfax shares on December 16, 2016, being 0.030392 of a Fairfax share (the "Fixed Exchange Stock Consideration") and (iii) additional stock consideration equal to the quotient of (x) $12.00 and (y) the volume weighted average price of Fairfax shares on the Toronto Stock Exchange for the 20 consecutive trading days immediately preceding the trading day before the date on which FFH Switzerland first accepts tendered Allied World shares for exchange (the "Acceptance Time"), converted from Canadian dollars to U.S. dollars using the average Bank of Canada USD/CAD exchange rate over such 20-day period, rounded to the nearest one-hundredth of one cent (provided that this volume weighted average price is greater than $435.65 and less than $485.65 per Fairfax share) (the "Fixed Value Stock Consideration"). If this volume weighted average price of Fairfax shares during this period is greater than or equal to $485.65 per Fairfax share, the Fixed Value Stock Consideration will be fixed at an exchange ratio of 0.024709 of a Fairfax share for each Allied World share. If this volume weighted average price of Fairfax shares during this period is less than or equal to $435.65 per Fairfax share, the Fixed Value Stock Consideration will be fixed at an exchange ratio of 0.027545 of a Fairfax share for each Allied World share.

        In addition, Allied World will pay a special cash dividend of $5.00 per Allied World share, without interest, as soon as possible after the Acceptance Time to holders of Allied World shares as of immediately prior to the Acceptance Time, which is being paid outside of the Offer but is conditioned upon completion of the Offer.

        The exchange ratio in relation to the Fixed Exchange Stock Consideration is fixed and will not vary, regardless of any fluctuations in the market price of either Allied World shares or Fairfax shares. Therefore, the dollar value of the Fairfax shares that holders of Allied World shares will receive upon completion of the Offer will depend on the market value of the Fairfax shares and the exchange rate of Canadian dollars to U.S. dollars at the time of completion.

        No fractional Fairfax shares will be issued to tendering Allied World shareholders in the Offer. In lieu of a fractional Fairfax share, the exchange agent will deliver to each Allied World shareholder who would otherwise be entitled to receive a fraction of a Fairfax share (after aggregating all fractional Fairfax shares that would otherwise have been issuable to such tendering Allied World shareholder in the Offer) an amount of cash (without interest and subject to the amount of any withholding taxes) determined in accordance with the procedures described in "The Offer — Fractional Shares" in the Prospectus.

        The completion of the Offer is subject to certain conditions, including there being validly tendered in accordance with the terms of the Offer prior to the expiration time of the Offer, a number of Allied World shares (that have not been validly withdrawn) that, together with any Allied World shares then directly or indirectly owned by Fairfax, FFH Switzerland and Fairfax (Switzerland) (as defined below), represents at least 90 percent or more of all outstanding Allied World shares (excluding Allied World shares held by Allied World), subject to the right of Fairfax to waive the minimum tender condition down to 66 2/3 percent if the other conditions to the Offer have been satisfied or waived (if permitted). There is no financing condition to the Offer. A detailed description of the terms and conditions of the Offer appears under "The Offer — Terms of the Offer" and "The Offer — Conditions to the Offer" in the Prospectus.

        We are the holder of record (directly or indirectly) of Allied World shares held by us for your account. A tender of such Allied World shares can be made only by us as the holder of record and pursuant to your instructions. The enclosed Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Allied World shares held by us for your account.

        We request instructions as to whether you wish to have us tender on your behalf any or all of such Allied World shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer.

        Your attention is directed to the following:

  1.
  The consideration per Allied World share is (i) cash consideration of $23.00, without interest, (ii) Fairfax shares having a value of $14.00 based on the closing price of the Fairfax shares on December 16, 2016, being 0.030392 of a Fairfax share and (iii) additional stock consideration equal to the quotient of (x) $12.00 and (y) the volume weighted average price of Fairfax shares on the Toronto Stock Exchange for the 20 consecutive trading days immediately preceding the trading day before the Acceptance Time, converted from Canadian dollars to U.S. dollars using the average Bank of Canada USD/CAD exchange rate over such 20-day period, rounded to the nearest one-hundredth of one cent (provided that this volume weighted average price is greater than $435.65 and less than $485.65 per Fairfax share) (the "Fixed Value Stock Consideration"). If this volume weighted average price of Fairfax shares during this period is greater than or equal to $485.65 per Fairfax share, the Fixed Value Stock Consideration will be fixed at an exchange ratio of 0.024709 of a Fairfax share for each Allied World share. If this volume weighted average price of Fairfax shares during this period is less than or equal to $435.65 per Fairfax share, the Fixed Value Stock Consideration will be fixed at an exchange ratio of 0.027545 of a Fairfax share for each Allied World share.

  2.
  Conditioned upon the completion of the Offer, Allied World will pay a special cash dividend of $5.00 per Allied World share, without interest, as soon as possible after the Acceptance Time to holders of Allied World shares as of immediately prior to the Acceptance Time, which is being paid outside of the Offer.

  3.
  The Offer is being made for all outstanding Allied World shares.

  4.
  FFH Switzerland has appointed Continental Stock Transfer & Trust Company as exchange agent and Georgeson LLC as information agent. Any questions you may have with respect to the Offer should be directed to the information agent at (800) 248-7690.

  5.
  The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of December 18, 2016, between Fairfax and Allied World (as amended and supplemented by joinders executed by FFH Switzerland, Fairfax (Switzerland) GmbH, a limited liability company incorporated under the laws of Switzerland and a direct wholly owned subsidiary of FFH Switzerland ("Fairfax (Switzerland)"), and Canada Sub, the "Merger Agreement"). The Merger Agreement provides, among other things, for the making of the Offer by FFH Switzerland, and further provides that if, following completion of the Offer, Fairfax has, directly or indirectly, acquired or controls at least 90 percent of all outstanding Allied World shares (excluding Allied World shares held by Allied World), no actions or proceedings are pending with respect to the exercisability of the voting rights associated with those Allied World shares and no other legal impediment to a squeeze-out merger under Swiss law exists, Fairfax will, indirectly through Fairfax (Switzerland), initiate a squeeze-out merger under Swiss law.

  6.
  The Offer and withdrawal rights will expire at 11:59 P.M., New York City time, on June 30, 2017, unless the Offer is extended.

  7.
  U.S. Holders of Allied World shares, as defined in the Letter of Transmittal, who fail to complete and sign the Form W-9 included in the Letter of Transmittal may be subject to a required U.S. federal income tax backup withholding of 28 percent of the gross proceeds payable to such holder or other payee pursuant to the Offer.

  7.
  Pursuant to the minimum tender condition described in the Prospectus, FFH Switzerland will not be obliged to purchase any Allied World shares validly tendered in the Offer and not properly withdrawn if such Allied World shares, together with any Allied World shares then directly or indirectly owned by Fairfax, FFH Switzerland or Fairfax (Switzerland), do not represent, in aggregate, at least 90 percent of all outstanding Allied World shares (excluding Allied World shares held by Allied World).

        Please carefully read the Prospectus and the Letter of Transmittal in their entirety before completing the enclosed instructions.

        If you wish to have us tender any or all of the Allied World shares held by us for your account, please instruct us by completing, executing and returning to us the instruction form contained in this letter. If you authorize a tender of your Allied World shares, all such Allied World shares will be tendered unless otherwise specified in such instruction form. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf prior to the expiration of the Offer.

Instructions with Respect To The
Fairfax Financial Holdings (Switzerland) GmbH

Offer to Exchange
Each Registered Ordinary Share

of

Allied World Assurance Company Holdings, AG

for

$23.00 in Cash and Subordinate Voting Shares

of

Fairfax Financial Holdings Limited

Pursuant to the Prospectus, dated May 8, 2017

        The undersigned acknowledge(s) receipt of your letter enclosing the prospectus forming part of the registration statement filed on Form F-4, file number 333-216074, dated May 8, 2017 (as it may be amended or supplemented from time to time, the "Prospectus"), and the related letter of transmittal for use in accepting the offer in respect of Allied World shares (as defined below) (as it may be amended or supplemented from time to time, the "Letter of Transmittal," and together with the Prospectus, the "Offer"), in connection with the offer by Fairfax Financial Holdings (Switzerland) GmbH, a limited liability company incorporated under the laws of Switzerland and a direct wholly owned subsidiary of 1102952 B.C. Unlimited Liability Company, an unlimited liability company organized under the laws of the province of British Columbia, Canada, which is a direct wholly owned subsidiary of Fairfax Financial Holdings Limited, a corporation incorporated under the laws of Canada ("Fairfax"), to purchase all of the outstanding registered ordinary shares, par value CHF 4.10 per share (the "Allied World shares"), of Allied World Assurance Company Holdings, AG, a corporation limited by shares incorporated under the laws of Switzerland, in exchange for cash and subordinate voting shares of Fairfax upon the terms and subject to the conditions set forth in the Prospectus and the Letter of Transmittal.

        This will instruct you to tender the number of Allied World shares indicated below (or, if no number is indicated below, all Allied World shares) which are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

Account Number:

Number of Allied World shares to be Tendered*:

Dated:

Signature(s)
Please type or print your name(s) here
Please type or print address(es)
Area Code and Telephone Number
Tax Identification or Social Security Number(s)

*
Unless otherwise indicated, it will be assumed that all Allied World shares held by us for your account are to be tendered.

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EXHIBIT 99.4